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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C.  20549

                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



                                  May 29, 1996
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                        (Date of earliest event reported)


                           Florida First Bancorp, Inc.
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             (Exact name of registrant as specified in its charter)


Florida                              0-25930                          59-3310686
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(State or other jurisdiction  (Commission File Number)             (IRS Employer
of incorporation)                                            Identification No.)


144 Harrison Avenue, Panama City, Florida                                  32401
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(Address of principal executive offices)                              (Zip Code)


                                 (904) 872-7000
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              (Registrant's telephone number, including area code)


                                 Not Applicable
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(Former name, former address and former fiscal year, if changed since last report)


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Item 5    OTHER EVENTS

     On May 29, 1996, Florida First Bancorp, Inc. (the "Registrant" or "FFB"), entered into an Agreement and Plan of Reorganization, dated as of May 29, 1996 (the "Agreement") by and between FFB and Regions Financial Corporation ("Regions"). Pursuant to the Agreement, it is contemplated that a to-be-formed Florida corporation to be formed as a wholly owned subsidiary of Regions ("Regions Merger Subsidiary") shall be merged with and into FFB, with FFB as the surviving corporation (the "Merger"). In connection with the Merger, each share of common stock, par value $.01 per share of the Registrant ("FFB Common Stock"), issued and outstanding immediately prior to consummation of the Merger (other than shares held directly or indirectly by Regions, FFB or any of their respective subsidiaries), shall be converted into the right to receive $11.65 in cash (without any interest thereon) subject to adjustment (the "Cash Payment Amount").

     The Cash Payment Amount will be increased by (in the case the amount in clause (i)(B) of the following sentence exceeds the amount in clause (i)(A) of the following sentence) or decreased by (in the case the amount in clause (i)(A) of the following sentence exceeds the amount in clause (i)(B) of the following sentence), the Cash Payment Amount Adjustment (as defined herein). The Cash Payment Amount Adjustment (the "Cash Payment Amount Adjustment") shall be equal to the quotient obtained by dividing (i) the aggregate difference (positive or negative) between (A) the principal amount of certain specified securities owned by FFB (the "Securities") sold as of the date of such sales and (B) the gross proceeds obtained by FFB on the sales of such Securities pursuant to Section
8.13 of the Agreement by (ii) 3,469,770; PROVIDED, HOWEVER, that the maximum Cash Payment Amount Adjustment shall not exceed $.29 per share and shall be rounded down to the nearest whole cent. Pursuant to the Merger, all shares of FFB Common Stock converted into the right to receive cash shall no longer be outstanding and shall automatically be cancelled.

     Options to purchase FFB Common Stock ("FFB Options") outstanding and unexercised prior to the effective date of the Merger ("Effective Date"), whether or not exercisable, shall be converted into and become options with respect to Regions Common Stock, and Regions shall assume each FFB Option, in accordance with the terms of the FFB Key Employee Stock Compensation Program ("FFB Stock Plan") and the stock option agreement by which it is evidenced.
Each FFB Option assumed by Regions may be exercised solely for shares of Regions Common Stock. The number of shares of Regions Common Stock subject to such FFB Option shall be equal to the number of shares of FFB Common Stock subject to such FFB Option immediately prior to the Effective Date multiplied by the Option Exchange Ratio (as defined in the Agreement) and the per share exercise price under each such FFB Option shall be adjusted by dividing the per share exercise price under each such FFB Option by the Option Exchange Ratio and rounding up to the nearest cent.


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     The consummation of the Merger is subject to certain conditions, including, among other things, (i) approval by the stockholders of the Registrant, (ii) receipt of all requisite regulatory approvals and (iii) certain other customary conditions. The Agreement can be terminated by (i) mutual written consent of the parties, (ii) either party if the other party has materially breached its covenants, agreements, representations or warranties, which breach cannot be cured within 30 days of notice thereof, (iii) by either party after any request or application for a requisite regulatory approval is denied by final nonappealable action or if the time limit for appeal has expired without action of the regulatory authority being appealed or if stockholders of FFB do not approve the Agreement, (iv) either party if the conditions precedent to such party's obligations have not been satisfied or fulfilled or would be impossible to satisfy, or (v) by either party if the Merger has not been consummated by April 30, 1997.

     Concurrently with the execution and delivery of the Agreement, each director of FFB entered into a Stockholder Agreement with Regions pursuant to which, among other things, such persons agreed to vote their shares of FFB Common Stock (which amounts in the aggregate to approximately 12.3% of the shares of FFB Common Stock issued and outstanding as of the date hereof) in favor of the Merger.

     The Agreement is attached hereto as an exhibit. The Agreement and the press release issued by FPB are incorporated herein by reference and made a part hereof to the same extent as if set forth herein in full. The above summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Agreement and the press release.

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     (a)  FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

          Not applicable.

     (b)  PRO FORMA FINANCIAL INFORMATION

          Not applicable.

     (c)  EXHIBITS

           2 Agreement and Plan of Reorganization, dated as of May 29, 1996, including Exhibit 1 thereto.

          20   Press Release, dated May 29, 1996.


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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              FLORIDA FIRST BANCORP, INC.



Date: June 10, 1996                By:  /s/ Andrew W. Stein
                                        --------------------------------------
                                        Andrew W. Stein
                                        President and Chief Executive Officer


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